Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-233639

PROSPECTUS SUPPLEMENT NO. 1

DATED APRIL 17, 2020

(To Prospectus dated November 22, 2019)

VIVEVE MEDICAL, INC.

978,202 Class A Units consisting of shares of common stock and warrants to purchase up to 1,956,404 shares of common stock and

5,473,410 Class B Units consisting of shares of Series A Preferred Stock and warrants to purchase up

to 10,946,820 shares of common stock (and 18,376,634 shares of common stock underlying shares of Series A Preferred Stock and such warrants)

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated November 22, 2019 (“Prospectus”), included in our registration statement (File No. 333-233639) filed and declared effective by the Securities and Exchange Commission on November 22, 2019. The Prospectus relates to the offering by Viveve Medical, Inc. (“Company”) of 978,202 Class A Units, with each Class A Unit consisting of (i) one share of common stock, par value $0.0001 per share, (ii) one warrant that expires on the first anniversary of the date of issuance to purchase one share of common stock (the “Series A warrants”) and (iii) one warrant that expires on the fifth anniversary of the date of issuance to purchase one share of common stock (the “Series B warrants” and, together with the Series A warrants, the “Warrants”), and 5,473,410 Class B Units, with each Class B Unit consisting of (i) one share of Series A Preferred Stock, par value $0.0001 per share, convertible into one share of common stock, (ii) one Series A warrant and (iii) one Series B warrant. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all other supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 11 of the prospectus under the caption “Risk Factors” and in the documents incorporated by reference into the prospectus and in any amendments or supplements to this prospectus.

FORWARD-LOOKING
STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

REPRICING OF WARRANTS

On April 15, 2020, the Company reduced the exercise price for all of the Company’s outstanding Series A warrants and Series B warrants from $1.55 per share to $0.61 per share (the “Reduced Exercise Price”). As of such date, 6,393,113 Series A warrants were outstanding and 7,373,880 Series B warrants were outstanding. As a result of the Reduced Exercise Price, the aggregate net proceeds that the Company may receive from the exercise of the Warrants (assuming all Warrants are exercised in cash) will decrease from approximately $19.8 million to approximately $7.7 million.

Prospectus Supplement No. 1

Dated April 17, 2020